FreMon Scientific, Inc.

FreMon Scientific's plasma thawing products save time and money and put patients first. Plasma thawing devices created for clinicians, lab technicians, and more.


ZipThaw
FreMon Scientific

Invest Now

$101.43 minimum investment

DEADLINE
April 1, 2022
in a month

SHARE PRICE
$11.27

TOTAL RAISED
$1,307

VALUATION
$38,190,807

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Introduction

Around the world, millions of life-saving procedures are performed each year requiring the use of pre-frozen blood plasmas which must be thawed to precise metrics before re-injection into desperately ill patients.

FreMon Scientific is dedicated to improving patient medical outcomes, saving lives and becoming one of the leading suppliers of scientifically-proven methods for warming and thawing blood-based products, including tissue and cellular therapy specimens. Our patented and commercialized **ZipThaw202** (#10,837,885) **with ZipSleeve** (#10,722,623) is a portable, dry, easy to use, low cost and precise blood product warming and thawing technology for critical medical and research use.

Success to Date

- FDA cleared
- Certified under the American Association of Blood Banks (AABB)
- ISO 13485 registered
- UL certification & CE mark
- Robust portfolio of patents
- Sold and used in more than 14 countries and territories
- Distribution agreements covering more than 60 nations and territories
- Experienced and skilled local and regional medical and laboratory equipment suppliers
- ZipThaw/ZipSleeve are registered with all US military purchasing authorities and NATO
- The US Army and Navy previously purchased devices and we're seeing an increase in orders in certain locations

Problem

- **Long Wait Times**

  Other existing devices (water-baths) need roughly half an hour to warm up to function; clinicians tend to leave them plugged-in 24/7 which increases energy use. When devices are ready to work, the actual thawing and warming takes up to half an hour.

- **Blood, Plasma and Tissue Waste**

  Due to longer than necessary wait times for warming and thawing blood products, unused plasma and tissue excess that has been pre-thawed becomes waste.

- **No Temperature Control**

  Tracking and monitoring actual product bag or vial temperature as it thaws in real-time is hit or miss with only ambient temperatures being reported, delivering inconsistent results. Independent studies indicate that when only time determines readiness, the temperature of the actual product is often as low as 25C - far too cold for most immediate use.

- **No Product Tracking**

  Water dependent devices cannot record real time processing on their own, forcing technicians and doctors to use separate and often handwritten tracking and recording.

- **Large Size/Frequent Recalibration**

  Current devices rely on 3 to 5 gallons / 11.25 to 19 liters of heated water making them big and heavy, requiring permanent lab bench space near a wet sink while being energy hogs. If moved they require extensive calibration, sanitization, and maintenance.

- **Tethered to Water Source**

  Current devices need wet sinks for routine use and, like a fish tank, require twice weekly water changes with sanitization. Water also corrodes and increases the risk of bacterial cross contamination. Noisy agitation is required to mix the product.

Solution

FreMon Scientific set out to solve the complex problems with thawing blood-based products. We developed a **patented** and **FDA cleared** solution, the ZipThaw202 with ZipSleeve to:

- Reduce the outdated, warm water method of thawing
- Reduce the risk of cross contamination and infection
- Eliminate the wasting of blood products
- Cut the cost of the thawing process
- Dramatically increase the efficacy and efficiency of transfusing blood products

Our System

ZipThaw®

ZipThaw is a patented (#10,837,885) dry, portable, rapid thawing device combined with FreMon Scientific's proprietary and disposable ZipSleeve. Each bag of plasma is uniformly thawed to the optimum temperature ensuring accuracy, safety, and less waste.

Our patented disposables significantly reduce the fear associated with cross contamination. ZipThaw may reduce operating costs via:

- Lower energy use
- Reduced maintenance
- Less labor
- Limited blood product waste

Each device has two chambers which work independently to thaw a bag of frozen plasma.


ZipThaw
ZipThaw

ZipSleeve®

ZipSleeve is a patented (#10,722,623) sensor- enabled medical grade disposable sleeve ensuring each cycle use has precise time, temperature, safety, and recordings. A built-in barcode reader and RFID (Radio Frequency Identification) sensor technology records every aspect of the warming and thawing temperature process, specifically to the bag or specimen being processed.


LABEL This Side
LABEL This Side
LABEL This Side
LABEL This Side

Our Patented Sleeve Enables:

- Rapid thawing
- Temperature monitoring
- Easy to replace
- Conforms to almost any plasma unit size
- Leak proof

ZipSleeve may be used for up to **eight cycles**, if desired. It allows for full user control to either ice free or transfusion temperatures.


CHAMBER A
+31.0°
CHAMBER B
-20.0°
STOP
ZipThaw
FreMon Scientific


FreMon Site Name
12:30 02/04/2018
CHAMBER A
°C
+31.0°
15:00 + 5:00 min
CHAMBER B
°F
-20.0°
12:05 min
STOP
ZipThaw
FreMon Scientific



ZipThaw with ZipSleeve makes it possible to warm or thaw more units per hour than a water bath. It is designed to be suitable for point-of-care, fast and precise in specimen temperature readings. **On average, a 250ml bag of frozen plasma can be ice free within 6 to 8 minutes**.

With increased portability, the unit can be used wherever the patient or researcher is. Take it to the lab bench, cart it to the OR, ER, trauma center...any place where a transfusion is required. No calibration required, the unit is ready within minutes and the small footprint allows for simple storage.

Clinicians and lab technicians can say goodbye to toxic chemicals, decontaminating agents, algicides, downtimes for draining, disposal of toxic contaminated water, and the extended waiting periods for the defrosting process to occur.

- Reduces threat of cross-contamination
- Reduced costs per use
- Reduced product waste
- Reliable reporting metrics
- Limited maintenance
- Full replacement three-year warranty

Independent Testing

Not to worry, we've undergone extensive independent testing by world renowned organizations. Studies showed that ZipThaw with ZipSleeve can safely and rapidly warm and thaw plasma to precise temperatures; thus preserving the highest levels of coagulation factors.

Business Model


Razor and Blade Business Model
Customer
Razor and Blade Business Model
Customer

FreMon Scientific has created a razor and blade model for recurring revenue by selling a consumable (ZipSleeve) that can only be used with the device (ZipThaw) (Figure). Sales is based on a distribution model. Reseller Agreements are in place with established medical and lab equipment distributors covering more than 60 countries. Each distributor employs an experienced sales and technical team with established:

- Blood banks
- Hospitals
- Trauma centers
- Government agencies
- Biopharma/tech enterprises

Each distributor has an annual sales quota and is responsible for managing the entire sales cycle from trade shows, demonstrations, inventory management, installation, maintenance and warranty oversight.

Market

There are millions of life-saving procedures performed each year requiring the use of pre-frozen blood plasmas. We have an incredible opportunity to bring value to clinicians and medical technicians who are working to improve the lives of patients.

There are more than 600 million units of plasma frozen in storage around the world. In addition, there are over 70,000 older/obsolete water bath-based plasma thawers in the marketplace that could be replaced.

The global cold plasma market is projected to reach USD 3.4B by 2025 from an estimated USD 1.6B in 2020, according to MarketsandMarkets.

Our FDA Update

FreMon Scientific has submitted an additional 510(k) application to the FDA. A 510(k) application is a premarket submission made to the FDA to demonstrate that the device to be marketed is as safe and effective, that is, substantially equivalent, to a legally marketed device.

The FDA has approved the clinical validation procedure for each extended use to include:

- Red blood cells
- Other blood components
- Octoplas (alternative choice to plasma)

We anticipate clearance in early 2022. In 2020 during COVID-19 pandemic, FreMon Scientific made the decision to secure the supply chain with procurement of over 700,000 parts that are now in inventory to support the manufacturing of 1000 ZipThaws and 500,000 ZipSleeves.

Press

- Berkshire Eagle: Neal lauds Lee's Boyd Technologies for perseverance, pluck amid pandemic
- iBerkshires.com: Congressman Richard Neal Visits Boyd Technologies
- Patch.com: Congressman Richard E. Neal Tours Boyd Technology in Lee, MA

Team





Farideh Z. Bischoff, PhD

Chief Executive officer, Chief Scientific Officer & Director

Farideh received her Ph.D. in Cancer Biology with Honors from University of Texas Graduate School for Biomedical Sciences (Houston, TX) followed by postdoctoral training at M.D. Anderson Cancer Center and Baylor College of Medicine. She is clinically trained and a recognized expert in human molecular genetics and cytogenetic; and has served as a full-time professor in the Department of Obstetrics and Gynecology at Baylor College of Medicine. She has consulted for the FDA and major pharmaceutical companies on the safety and efficacy of rare cell and liquid biopsy testing worldwide. With over 300 papers/chapters published and 12 Patents, Farideh has made significant contributions to the research and clinical fields of prenatal diagnosis, oncology, infertility and preimplantation genetic diagnosis. Commercially, Farideh led the design, development, clinical validation and commercialization of multiple clinical diagnostic assays currently used today as liquid biopsy oncology tests offered by Biocept, Inc. (NYSE: BIOC).




Linda Holder, CPA & MBA

Chief Financial Officer

Linda Holder is a seasoned executive with over 30 years in the C-suite, acting primarily as CFO, but also holding the positions of COO and CMO. Her background includes a successful career both in the Corporate and Non-profit arenas, from start-ups to multi-billion-dollar businesses. She is known for her results-driven and "hands-on" approach in strategic and operational leadership working with all aspects of the business while simultaneously building working relationships. She has lived and worked in Singapore for three years and in Germany and Austria for 5 years. Her expertise includes operations, mergers and acquisitions, finance, accounting, business development, and standing up a business, but her passion is in helping businesses achieve their goals.




Frederick J. Thacher

Co-Founder, Chief Development Officer, & Director

Fred has 25+ years of medical service and device experience where he developed and expanded specialty health facilities in the US and Europe. He served as Director of Marketing and Business Development at AliMed Corp. where he reorganized operations and sales increased to $90+ million. He was Manager International Business Development at Thermogenesis Corp. where he built and serviced a distribution network of partners in the EU, Middle East, Asia and Africa increasing sales by 200%. He has a B.S. degree from Boston University, a Certificate in Finance from Stanford University and Certificate in Planning from the Wharton School. Fred is a veteran awarded a Bronze Star, Purple Heart and Air Medal.




Menachem (Moni) Shavit

Co-Founder, Chief Technology Officer, and Director

An engineer with 25+ years of experience in business and technology development, marketing, R&D and engineering of medical devices and systems, Moni held positions as VP of R&D in ThermoGenesis Corp., Sr. Director of engineering at BioGenics Corp, VP of R&D & BD at MediVision Medical Imaging systems and VP of R&D at AFP Imaging Corp. Moni earned his M.Sc. and B.Sc. degrees in electronics from the Polytechnic Institute of New York University. Moni is an author and co-author of several patents in medical devices and is credited with the development of more than 20 medical devices in imaging, blood banking, and cardiovascular clinical use.




William Davey, MBA, MLS/ASCP

Vice President, Product Management & Design

Will Davey is a clinical lab and blood banking specialist with deep industry knowledge and experience. He worked over 10 years in medical center and hospital blood banks, 15 years with the American Red Cross in blood center operations. He also served for several years with TerumoBCT on the vendor side as Global Product Manager for the Trima apheresis device and automated Whole Blood Separation systems. Most recently, Will worked for over 8 years at the San Diego Blood Bank overseeing component manufacturing, lean systems design and development and research services. Will has a BA in Biological Science, BS in Clinical Laboratory Medicine and Medical Technology, and an MBA in Marketing and Business Operations, all from Oakland University, Rochester, Michigan.




Linda Fabian

Director, National Accounts

With more than 25+ years as a sales and healthcare executive, Linda has been involved in the Insurance and Pharmacy Benefit Management (PBM) industries. Linda has a medical background with a Bachelor of Science Degree in Pharmacy from Duquesne University in Pittsburgh and maintains a Registered Pharmacist license in the State of Arizona. She has led sales growth for a number of startup companies. Linda was instrumental in the development of FlexRx, a mail order pharmacy operation, acquired by Merck-Medco. Throughout her career, Linda has been involved in all aspects of sales, marketing, and administration. She resides in Scottsdale, Arizona

Use of Proceeds

If the offering's maximum amount of $1,069,996 is raised:

Use	Value	% of Proceeds
Compensation for managers	$225,155	21.0%
Unallocated Funds	$0	less than 0.1%
Inventory/Manufacturing	$581,420	54.3%
Sales/Marketing	$100,078	9.4%
Product Development	$110,913	10.4%
Intermediary fees	$52,430	4.9%

Terms

This is an offering of NC Common Stock, under registration exemption 4(a)(6), in FreMon Scientific, Inc.. This offering must raise at least $10,000 by April 1, 2022 at 1:38pm ET. If this offering doesn't reach its *target*, then your money will be refunded. FreMon Scientific, Inc. may issue additional securities to raise up to $1,069,996, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

3,483,656 shares
× $11.27 per share

$39,260,803 implied valuation

Financials

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC Filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on January 27, 2022
- Form C/A on January 27, 2022

Understand the Risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

More Info

- Website
- LinkedIn
- Facebook

Updates

Jan 27, 2022 • Primary offering of 94,942 shares at $11.27

Jan 27, 2022 • Filed Form C/A

Jan 27, 2022 • Filed Form C

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